Exhibit (a)(1)(A)

SPORT CHALET, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the Sport Chalet, Inc. 2004 Equity Incentive Plan, covering securities that have been registered under the Securities Act of 1933, as amended.

October 6, 2009

SPORT CHALET, INC.

Offer to Exchange Certain Outstanding Options for New Options

The offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on November 6, 2009,

unless we extend the offer.

We are offering you the opportunity to exchange certain outstanding options to purchase shares of Class A Common Stock for new options.  Any outstanding option to purchase shares of Class A Common Stock with an exercise price equal to or greater than $2.38 per share, that was granted under our 1992 Incentive Award Plan or our 2004 Equity Incentive Plan, as amended, is eligible to be exchanged in this offer.  We expect the new options to be granted no earlier than November 6, 2009.  Options to purchase shares of our Class B Common Stock will not be included in this option exchange and will remain in effect with their current terms and conditions.  Participation in the offer is voluntary.  To participate in the offer, you must properly tender your options prior to 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the period of time the offer is open.  We are making this offer upon the terms and subject to the conditions described in this offer to exchange.

The following summarizes the principal terms of the exchange offer:

•
Eligible participants.  The offer is open to all of our existing employees and the employees of our subsidiaries, except our Chief Executive Officer, Chief Financial Officer and members of our Board of Directors.

•	Offering period. The offer will end at 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the offer. We refer to the date and time this offer ends as the expiration date.

•
Tender of options.  You may voluntarily decide if you should exchange your options.  If you elect to exchange your options, you may elect to tender some or all of your eligible options.  If you do not participate in this offer, you will retain your existing options, without any change.

•
Cancellation of exchanged options.  The options that are properly tendered and not validly withdrawn will be cancelled on the first business day after the expiration date.  We refer to this date as the cancellation date.  We expect the cancellation date to be November 6, 2009, unless we extend the offer.

•
Grant of new options.  We will grant the new options on the first business day after the expiration date.  We refer to this date as the new option grant date.  We expect the new option grant date to be November 6, 2009, unless we extend the offer.

•
Withdrawal of elections.  You may change your mind after you have tendered options and withdraw some or all tendered options from the offer at any time before the expiration date.  However, you will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.

•	Terms of new options. The new options will be granted under and governed by the terms and conditions of the 2004 Equity Incentive Plan. All new options will be granted as nonqualified stock options.

•	Exchange ratio. The number of shares underlying the new options will be based upon an exchange ratio of 2:1. For example, if an eligible participant surrenders options to purchase 100 shares of Class A Common Stock, he or she would receive new options to purchase 50 shares of Class A Common Stock.

•	Exercise price. All new options will be granted with an exercise price equal to the closing price of our Class A Common Stock as reported on the Nasdaq Stock Market on the new option grant date.

•
Vesting. The new options will be subject to a new vesting schedule, regardless of whether the exchanged options were fully or partially vested.  The new options will vest in two equal annual installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date.  No portion of the new options will be vested on the new option grant date.  Vesting on any date is subject to your continued employment with us through each relevant vesting date.

•	Term. The new options will have a term of six years, regardless of the remaining term of the exchanged options.

•
Termination of employment.  If you elect to participate in the exchange offer and your employment terminates for any reason before the new option grant date, your election will be cancelled and you will not receive new options.  If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the exchange offer.  In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.  If your employment terminates for any reason after the new option grant date, the terms and conditions of any new options granted in the exchange offer will apply.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPORT CHALET.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE, ONE OR BOTH OF THE VESTING DATES, OR THEREAFTER.

Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate in the offer.  You must make your own decision.  We cannot guarantee that the new options will have a lower exercise price than the exchanged options.

Our Class A Common Stock is traded on the Nasdaq Stock Market under the symbol "SPCHA." On October 2, 2009, the closing price of our Class A Common Stock as reported by the Nasdaq Stock Market was $1.80.  You should obtain current market quotations for our Class A Common Stock before deciding whether to tender any of your eligible options.

See "Risks of Participating in the Offer" beginning on page 9 for a discussion of certain risks that you should consider before tendering any of your eligible options.

You should direct questions about the offer or requests for assistance to Steve Teng at telephone number (818) 949-5371.

This offer is not conditioned upon a minimum aggregate number of eligible options being tendered for exchange.  This offer is subject to the terms and conditions set forth in this offer to exchange.  If any of these conditions are not satisfied at any time on or after the date this offer begins, and before the expiration date, we may terminate the exchange offer prior to the expiration date and will not be obligated to accept and exchange any properly tendered eligible options.  Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any reason.

This offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to exchange.  Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender any of your eligible options for exchange, you must complete your election form in accordance with its instructions, and deliver it by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the mailing address below.  We must receive all of the required documents by 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the offer.  Late forms will not be accepted — no exceptions.

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011
Attention: Steve Teng

The decision to participate in the offer is an individual one that should be based on a variety of factors.  You should consult with your own personal advisors if you have any questions about your financial or tax situation.  We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the offer.

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of , or the rules of any regulatory authority in, such jurisdiction.  However, we may, in our sole discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

You should rely only on the information contained in this document or any other document to which we have referred you.  We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or any other document to which we have referred you.  If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

You should not assume that the information provided in this document is accurate as of any date other than the date of this offer to exchange.  This document summarizes various documents and information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

Page

1.	Eligibility	18

2.	Number of options; expiration date.	18

3.	Purpose of the offer.	19

4.	Procedures for electing to exchange options.	20

5.	Withdrawal rights and change of election.	22

6.	Acceptance of options for exchange and issuance of new options.	23

7.	Conditions of the offer.	23

8.	Price range of shares underlying the options.	25

9.	Source and amount of consideration; terms of new options.	26

10.	Information concerning Sport Chalet	29

11.	Interests of directors and officers; transactions and arrangements concerning the options.	31

12.	Status of options cancelled by us in the offer; accounting consequences of the offer.	31

13.	Legal matters; regulatory approvals.	32

14.	Material U.S. federal income tax consequences.	32

15.	Extension of offer; termination; amendment.	33

16.	Fees and expenses.	34

17.	Additional information.	34

18.	Financial statements.	35

19.	Miscellaneous.	35

Schedule A	Information concerning the Directors and Executive Officers of Sport Chalet, Inc.	A-1
Schedule B	Summary Financial Information of Sport Chalet, Inc. and Subsidiaries	B-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer.  We urge you to read carefully the remainder of this offer to exchange because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange.  We have included section references to the sections under "The Offer" where you can find a more complete description of the topics in this summary.

General Questions About The Offer

Q1.	What is the offer?

A1.
The exchange offer is a voluntary opportunity for eligible option holders to exchange certain outstanding options to purchase our Class A Common Stock with exercise prices equal to or greater than $2.38 per share for new options to purchase a fewer number of shares than the exchanged options.  We will grant the new options on the first business day after the expiration date.  We expect to cancel the options accepted for exchange, and to grant the new options, no earlier than November 6, 2009.  The new options will have an exercise price equal to the closing price of our Class A Common Stock as reported on the Nasdaq Stock Market on the new option grant date.  We cannot guarantee that the new options will have a lower exercise price than the exchanged options.

Q2.	Why are you making the offer?

A2.
We believe that granting stock options motivates our employees to perform at high levels, provides an effective means of recognizing employee contributions to our success and provides eligible employees a valuable incentive to stay with us.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A Common Stock.  These options are commonly referred to as being "underwater."  By making this offer to exchange eligible options for new options that will have an exercise price equal to the closing price of our Class A Common Stock as reported on the Nasdaq Stock Market on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.  We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value.  (See Section 3)

Q3.	What are some of the most significant risks and consequences of participating in this exchange offer?

A3.	Participation in this exchange offer involves a number of risks and consequences, including the following:

•	The new options will be exercisable for fewer shares than the options you exchange.

•
The new options will vest in two equal annual installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date.  This means that all new options will be unvested at the time of grant, regardless of whether the exchanged options were partially or wholly vested.  Vesting on any date is subject to your continued employment with us through each relevant vesting date.

•	The new options will have a term of six years, regardless of the remaining term of the exchanged options. Therefore, the new options may expire sooner than the options you exchange.

•
If the price of our Class A Common Stock increases after the date on which your options are tendered, and you do not withdraw those options, your tendered options might have been worth more that the new options that you would receive in exchange since your tendered options may have had a lower exercise price than your new options.

See "Risks of Participating in the Offer" beginning on page 9 for a more detailed discussion of certain risks that you should consider before tendering any of your eligible options.

Q4.	What securities are you offering to exchange?

A4.
We are offering to exchange outstanding, unexercised options to purchase shares of our Class A Common Stock held by eligible employees, that have an exercise price equal to or greater than $2.38 per share, and that were granted under our 1992 Incentive Award Plan or our 2004 Equity Incentive Plan, as amended.  We are not accepting options with exercise prices less than $2.38 per share.

In exchange, we will grant new options under the 2004 Equity Incentive Plan.  Because you may be granted new options under a stock plan which is different from the plan under which your exchanged options were granted, the terms of any new options you receive may be different from the terms of the options you exchange.  As a result, we urge you to carefully review Section 9 of this offer to exchange for a discussion of the terms of the 2004 Equity Incentive Plan.

Q5.	How can I find out details of my outstanding stock options that are eligible for the offer?

A5.
We will provide you with an e-mail or written communication setting forth the details of your outstanding stock options.  In addition, you may contact Steve Teng at telephone number (818) 949-5371 for further information about your eligible options.

Q6.	Are you making any recommendation as to whether I should exchange my eligible options?

A6.
No.  We are not making any recommendation as to whether you should accept the offer to exchange any of your options.  You must make your own decision as to whether or not to accept the offer.  For questions regarding personal tax or other implications of participating in this offer or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.  (See Section 3)

Q7.	What are the conditions to the offer?

A7.
Participation in the exchange offer is completely voluntary.  The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange.  If any of these conditions are not satisfied at any time on or after the date this offer begins, and before the expiration date, we may terminate the exchange offer prior to the expiration date and will not be obligated to accept and exchange any properly tendered eligible options.  Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any reason.  (See Section 7)

Q8.	Are there circumstances under which I would not be granted new options?

A8.
Yes.  If, for any reason, you are no longer an employee of Sport Chalet or one of our subsidiaries on the new option grant date, you will not receive any new options.  Your employment with Sport Chalet or one of our subsidiaries will remain "at-will" regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  If you elect to participate in the exchange offer and your employment terminates for any reason before the new option grant date, your election will be cancelled and you will not receive new options.  If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the exchange offer.  In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.  If your employment terminates for any reason after the new option grant date, the terms and conditions of any new options granted in the exchange offer will apply.  (See Section 1)

Moreover, even if we cancel any options tendered by you, we will not grant new options to you if we are prohibited from doing so by applicable law.  We do not anticipate any such prohibitions at this time.  (See Section 13)

Q9.	When does this offer end?

A9.
This offer ends at 5:00 p.m., Pacific Time, on November 6, 2009.  We refer to this date and time as the expiration date.  If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires.  (See Section 2)

Q10.	Can the offer be extended, and if so, how will you notify me if the offer is extended?

A10.
The offer expires at 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend it.  We may, in our discretion, extend the offer at any time, but we do not currently expect to do so.  If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer.  (See Sections 2 and 16)

Q11.	When will the options I elect to exchange be cancelled?

A11.
The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer.  We refer to this date as the cancellation date.  If we do not extend the offer, we expect the cancellation date will be November 6, 2009.  (Section 6)

Eligibility

Q12.	Who is eligible to participate?

A12.
You are eligible to participate in the exchange offer only if you are an employee of Sport Chalet or one of our subsidiaries as of the date of this offer, and you remain an employee of Sport Chalet or one of our subsidiaries through the new option grant date.  If we do not extend the offer, we expect the new option grant date to be November 6, 2009.  You are not eligible to participate if you have received notice of termination of employment from us, or if you have given notice of termination of employment to us, prior to the new option grant date.  Our Chief Executive Officer, Chief Financial Officer and members of our Board of Directors are not eligible to participate in the offer.  (See Section 1)

To receive a new option, you must remain an employee of Sport Chalet or one of our subsidiaries or a successor entity through the date on which the new options are granted, which generally will be the first business day after the expiration date.  We refer to this date as the new option grant date.  If we do not extend the offer, we expect the new option grant date will be November 6, 2009.

Q13.	Are there any eligibility requirements that I must satisfy after the expiration date to receive the new options?

A13.	To receive a grant of new options, you must be employed by us or one of our subsidiaries through the new option grant date. (See Section 1)

As discussed below, we will grant your new options to you on the first business day after the expiration date.  We expect that the new option grant date will be November 6, 2009.  If you elect to participate in the exchange offer and your employment terminates for any reason before the new option grant date, your election will be cancelled and you will not receive new options.  If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the exchange offer.  In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.  If your employment terminates for any reason after the new option grant date, the terms and conditions of any new options granted in the exchange offer will apply.  Your employment with Sport Chalet or one of our subsidiaries remains "at will" and can be terminated by you or Sport Chalet or one of our subsidiaries at any time, with or without cause or notice.  (See Section 1)

Specific Questions About The Cancelled Options

Q14.	Will I be required to give up all of my rights under the cancelled options?

A14.
Yes.  Once we have accepted the options that you tender for exchange, these options will be cancelled and you will no longer have any rights under these options.  We reserve the right to reject any options tendered for exchange that we determine are not eligible or that we determine are unlawful to accept or if we determine that the election form is not properly completed or signed in accordance with its instructions.  We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer.  If we do not extend the exchange offer, we expect the cancellation date to be November 6, 2009.  (See Section 6)

Q15.	If I elect to exchange an eligible option, do I have to give up my right to purchase all of the shares covered by that option?

A15.
 Yes.  We are not accepting partial tenders of options.  You may elect to exchange one or more of your option grants, but you must elect to give up your right to purchase all of the unexercised shares subject to an option granted on the same date.  However, you may elect to exchange the remaining portion of any option that you have partially exercised.  For example, if you hold an eligible option granted on January 10, 2002, to purchase 1,000 shares, 700 of which you have already exercised, you may elect to exchange this option covering 300 remaining unexercised shares.

You may not, for example, elect to exchange this option with respect to only 150 shares, or any other partial amount.  (See Section 2)

Q16.	What happens to options that I choose not to exchange or that are not accepted for exchange?

A16.
Options that you choose not to exchange or that we do not accept for exchange retain their current exercise price and vesting schedule and will remain outstanding until they are exercised in full or expire by their terms.  (See Section 6)

Q17.	Can I continue to exercise my vested eligible options between the date hereof and the expiration date of the offer, which is currently scheduled for 5:00 p.m., Pacific Time, on November 6, 2009?

A22.
Yes. You can exercise vested eligible options during this period.  However, eligible options that you exercise during this period will no longer be outstanding and will not be available for cancellation and exchange in the exchange offer.

Specific Questions About The New Options

Q18.	How many new options will I receive in exchange for the options that I elect to exchange?

A18.	You will receive one new option for every current eligible option exchanged; but, the number of shares underlying the new options will be based on an exchange ratio of 2:1.

Fractional shares will be rounded up to the nearest whole share on a grant-by-grant basis.  The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.  (See Section 2)

Example:

If you were to tender an eligible option covering 100 shares of Class A Common Stock with an exercise price equal to or greater than $2.38 per share, the eligible option would be cancelled and you would be granted a new option covering 50 shares of Class A Common Stock.

Q19.	What will the exercise price of the new options be?

A19.
The exercise price per share of the new options will be the closing price for our Class A Common Stock as reported on the Nasdaq Stock Market on the new option grant date.  We expect the new option grant date to be November 6, 2009, unless we extend the offer.

We cannot predict the exercise price of the new options.  Because we will grant the new options on the first business day after the expiration date, the new options may have a higher exercise price than some or all of the exchanged options.  (See Section 9 and Section 12)

Q20.	When will the new options vest?

A20.
Each new option will have a new vesting schedule, regardless of whether the exchanged options were fully or partially vested.  The new options will vest in two equal annual installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date.  This means that all new options will be unvested at the time of grant, regardless of whether the exchanged options were partially or wholly vested.  Vesting on any date is subject to your continued employment with us through each relevant vesting date. (See Section 9)

Q21.	Why isn't the exchange ratio simply one-for-one?

A21.
We believe that the structure of the offer, including an exchange ratio that is less than one-for-one, strikes a balance between the interests of the employees and the interests of the stockholders of Sport Chalet by attempting to minimize the future dilutive impact of our ongoing stock option programs and make the aggregate value of the cancelled options with an exercise price equal to or greater than $2.38 per share equivalent to the aggregate value of the new options with a potentially lower exercise price.  (See Section 3)

Q22.	When will I receive my new options?

A22.
We will grant the new options on the new option grant date.  The new option grant date will be the first business day after the expiration date.  We will not grant the new options before the new option grant date.  If we do not extend the offer, we expect the cancellation date will be November 6, 2009, and the new options will be granted on November 6, 2009.  (See Section 6)

Q23.	Why can't you just grant me additional options?

A23.
Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of Class A Common Stock as the outstanding eligible options could have a negative and dilutive impact on our stockholders and would require us to recognize additional compensation charges against the Company's earnings.  (See Section 3)

Q24.	Will I have to pay taxes if I exchange my options in the offer?

A24.
If you exchange any of your eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.  (See Section 14)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer.  If you are a tax resident, or subject to the tax laws, of more than one country, you should be aware that there may be other tax and social insurance consequences and other restrictions which may apply to you.

Q25.	Will my new options be incentive stock options or nonqualified stock options for U.S. federal income tax purposes?

A25.	The new options granted in exchange for your eligible options will continue to be nonqualified stock options for purposes of U.S. federal income tax law.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonqualified stock options with your own tax advisor. (See Sections 9 and 14)

Q26.	When will my new options expire?

A26.
Your new options will expire six years from the new option grant date.  However, if your employment with Sport Chalet or one of our subsidiaries terminates for any reason, whether voluntarily or involuntarily, prior to the expiration of your new options, the new options will terminate at that time in accordance with their terms.  (Section 9)

Q27.	After the new options are granted, what happens if my new options end up underwater again?

A27.
We are conducting the offer at this time due to current stock market conditions that have affected many companies in the retail industry.  Therefore, the offer is a one-time offer and is not expected to be offered again in the future.  Your new options will have a six year term.  During this new term, the price of our Class A Common Stock may fluctuate and your new options may be "out-of-the-money" for some or all of their term.  We can provide no assurance that the price of our Class A Common Stock at any time in the future will be greater than the exercise price of the new options.

Procedures For Participating In The Offer

Q28.	How do I participate in this offer?

A28.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on November 6, 2009:

1.	Properly complete your election form in accordance with its instructions.

2.	Deliver the completed election form by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the mailing address below.

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011
Attention: Steve Teng

To help you recall your outstanding option grants, we will distribute to you a summary of your outstanding stock options by e-mail or written communication.

This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any options tendered for exchange that we determine are not eligible or that we determine are unlawful to accept or if we determine that the election form is not properly completed or signed in accordance with its instructions.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.  (See Section 4)

We may extend this offer.  If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date.

Q29.	How do you determine whether an option has been properly tendered?

A29.
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options tendered.  Our determination of these matters will be final and binding on all persons.  We reserve the right to reject any election form, or any options tendered for exchange, that we determine are not eligible, not in appropriate form or are unlawful to accept.  Otherwise, we will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any tender, and we will not incur any liability for failure to give any notice.  (See Section 4)

Q30.	Can I change my mind and withdraw from this offer?

A30.
Yes.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date.  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.  (See Section 5)

Q31.	How do I withdraw my election?

A31.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete your withdrawal form in accordance with its instructions.

2.	Deliver the completed withdrawal form by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the mailing address below. (See Section 5)

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011
Attention: Steve Teng

If you choose to withdraw all your tendered options, you only need to submit a withdrawal form withdrawing all your options.  However if you choose to withdraw only some of your options, you need to re-submit a new election form listing the eligible options you wish to tender.  You may change your mind as many times as you like, but unless you withdraw all your eligible options, you will need to re-submit a new election form listing the eligible options you wish to tender.  You will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.
If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is dated after the date of your withdrawal form.  (See Question and Answer 28 and Section 5)

Q33.	Can I change my mind about which options I want to exchange?

A33.
Yes.  You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date.  If we extend the expiration date, you may change your election at any time until the extended offer expires.  You may elect to exchange additional options, or you may choose to exchange fewer options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.  Please be sure that any new election form you submit if you choose to withdraw only some of your options, includes all the options you wish to exchange and is clearly dated after your last-submitted election form.  (See Section 5)

Q34.	If I choose not to accept the offer, what do I have to do?

A42.	Nothing, you do not have to file or deliver any forms if you choose to keep your eligible options and not participate in the offer.

Q35.	Who can I talk to if I have questions about the offer, or if you need additional copies of the offer documents?

For additional information or assistance, you should contact Steve Teng at telephone number (818) 949-5371.

The option exchange offer documents are also available online at www.sportchalet.com. and the SEC's website at www.sec.gov.  (See Section 10)

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPORT CHALET.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE, ONE OR BOTH OF THE VESTING DATES, OR THEREAFTER.

RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below.  You should carefully consider these risks, and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read Section 14 of this offer to exchange, which discusses the tax consequences of the offer in the United States of America,  as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Further, this offer to exchange and our SEC reports listed under Section 17 include "forward-looking statements."  When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including the factors described below.

The following discussion should be read in conjunction with our summary financial information attached as Schedule B and the financial statements and notes to the financial statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations, contained in our most recent Form 10-K and Form 10-Q reports filed with the SEC and listed in Section 17.  We caution you not to place undue reliance on the forward-looking statements contained in this offer to exchange or our SEC reports, which speak only as of the date hereof.

Economic Risks

If the price our Class A Common Stock increases after the date on which your options are tendered, and you do not withdraw those options, your tendered options might have been worth more than the new options that you would receive in exchange.

For example, if you tender options with an exercise price of $3.00 per share, and the price of our Class A Common Stock increases to $3.50 per share when the new options are granted, your new options will have a higher exercise price, and will entitle you to purchase fewer shares, than the tendered options.

If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

All new options will be unvested at the time of grant, regardless of whether the options that were cancelled were partially or wholly vested.  The new options will vest in two equal annual installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date.  Therefore, no portion of your new options will be vested until one year after the new option grant date.  If you do not remain an employee through the date your new options first vest, you will not be able to exercise any portion of your new options.  Instead, your new options will expire upon your termination in accordance with their terms.  As a result, you may receive no value from your new options.  Vesting on any date is subject to your continued employment with us through each relevant vesting date.

Tax Related Risks

If you elect to participate in the offer, you should consider the tax consequences.

The new option grants will be treated as nonqualified stock options under the U.S. federal income tax laws.  The grant of the new options is not a taxable event under current U.S. tax law, and you will not recognize any income for U.S. federal income tax purposes at that time.

When you exercise a nonqualified stock option, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.  The subsequent sale of the shares you acquire from the exercise of your nonqualified stock option will give rise to capital gain to the extent the amount you realize upon the sale of the shares exceeds their fair market value at the time you exercised the option.  A capital loss will result to the extent the amount realized upon such sale is less than the fair market value of the shares at the time you exercised the option.  The gain or loss will be long-term if the shares are held for more than one year prior to the sale.

You should review Section 14 carefully for a more detailed discussion of the potential U.S. federal tax consequences of participation in the offer.  You should consult your personal tax or other legal advisor regarding your personal situation before deciding whether or not to participate in the offer.

Business Related Risks

Downturns in the highly cyclical sporting goods retail industry or changes in end market demand could affect our operating results and the value of our business.

The sporting goods retail industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles.  We are experiencing these conditions today, and we cannot predict when we may experience such downturns in the future.  Future downturns in the sporting goods retail industry, or any failure of the industry to recover fully from its current downturn could seriously impact our revenues and harm our business, financial condition and results of operations.  We cannot assure you that the sporting goods retail industry will improve or will not experience renewed, possibly more severe and prolonged, downturns in the future.

In addition, we may experience significant changes in our profitability as a result of variations in sales, seasonality, changes in product mix, price competition and the costs associated with the opening of new stores.

The failure to implement, as well as the completion and impact of, our restructuring programs and cost reductions could adversely affect our business.

In June 2009, we announced a number of restructuring initiatives.  Our goal was to reposition our company to better fit current market conditions.  The restructuring includes lowering overhead costs across our organization.  We cannot assure you that these restructuring initiatives will achieve their goals or accomplish the cost reductions planned.  Additionally, because our restructuring activities involve changes to many aspects of our business, the cost reductions could adversely affect productivity and sales to an extent we have not anticipated.  Even if we fully execute and implement these restructuring activities, and they generate the anticipated cost savings, there may be other unforeseen factors that could adversely affect our profitability and business.

The covenants in our revolving credit facility may limit future borrowings to fund our operations.

Our credit facility with Bank of America, N.A. (the “Lender”) provides for advances up to $55.0 million, increasing to $75.0 million from September 1st of each year through December 31st of each year.  The amount we may borrow under this credit facility is limited to a percentage of the value of eligible inventory, minus certain reserves.  The availability on this credit facility is reduced in July 2010 and expires in June 2012.  Our obligation to the Lender is presently secured by a first priority lien on substantially all of our non-real estate assets.  We are subject to an EBITDA covenant that requires us to exceed certain monthly amounts as defined in the Fourth Amendment to the Amended and Restated Loan and Security Agreement. There can be no assurance that there will not be an event of default and additional financing may not be available at terms acceptable to us, or at all.  Failure to obtain financing in such circumstances may require us to significantly curtail our operations.

The amount we can borrow under our credit facility with the Lender is limited to a percentage of the value of eligible inventory, minus certain reserves.  A significant decrease in eligible inventory due to our vendors’ unwillingness to ship us product, the aging of inventory, an unfavorable inventory appraisal or other factors, could have an adverse effect on our borrowing capabilities under our credit facility, which may adversely affect the adequacy of our working capital.

If cash generated by operations does not result in a sufficient level of unused borrowing capacity, our current operations could be constrained by our ability to obtain funds under the terms of our revolving credit facility.  In such a case, we would need to seek other financing alternatives with our bank or other sources.  Additional financing may not be available at terms acceptable to us, or at all.  Failure to obtain financing in such circumstances may require us to significantly curtail our operations.

If our vendors do not provide sufficient quantities of products, our net sales and profitability could suffer.

We purchase merchandise from approximately 1,000 vendors.  Although only one vendor accounted for approximately 10% of our total inventory purchases for fiscal 2009, our dependence on principal vendors involves risk.  Our ten largest vendors collectively accounted for 40% of our total purchases during fiscal 2009.  If there is a disruption in supply from a principal vendor for any reason, including concern over our position with our lender, we may be unable to obtain merchandise that we desire to sell and that consumers desire to purchase.  A vendor could discontinue selling products to us at any time for reasons that may or may not be within our control.  Our net sales and profitability could decline if we are unable to promptly replace a vendor who is unwilling or unable to satisfy our requirements with a vendor providing equally appealing products.  Moreover, many of our vendors provide us with incentives, such as return privileges, volume purchase allowances and cooperative marketing arrangements.  A decline or discontinuation of these incentives could reduce our profits.

A downturn in the economy has affected consumer purchases of discretionary items, significantly reducing our net sales and profitability.

The retail industry historically has been subject to substantial cyclical variations. The merchandise sold by us is generally a discretionary expense for our customers.  The current downturn in the general economy and uncertainties regarding future economic prospects that affect consumer spending habits are having, and are likely to continue for some time to have, a materially adverse effect on our results of operations.  We have sustained operating losses in eight of the past nine quarters.  Comparable store sales for the past eight quarters from the second quarter of fiscal 2008 to the first quarter of fiscal 2010 were -2.2%, -6.9%, -8.8%, -11.1%, -6.7%, -15.4%, -17.7%, and -14.7%, respectively.  In the event sales decline at a rate greater than anticipated to support the loan covenants, we may have insufficient working capital to continue to operate our business as it has been operated, or at all.

No assurance can be given that we will be successful in reducing operating expenses and controlling costs in an amount sufficient to return to profitability.

In our efforts to reduce operating expenses and improve liquidity, we have reviewed all of our store leases and are obtaining rent reductions and lease modifications from our landlords.  Additionally, we are evaluating our operating expenses, such as store labor, corporate overhead and advertising, and have commenced implementing cost reductions.  No assurance can be given that by reducing operating expenses and controlling costs we will return to profitability.  Any failure to successfully reduce an adequate amount of operating expenses and control costs could constrain our ability to continue to operate our business.

We may need to record additional impairment losses in the future if our stores' operating performance does not improve.

We continually review all our stores' operating performance and evaluate the carrying value of their assets in relation to their expected future cash flows.  In those cases where circumstances indicate that the carrying value of the applicable assets may not be recoverable, we record an impairment loss related to the long-lived assets.  In fiscal 2008, we incurred a $2.1 million noncash impairment charge for two stores and in fiscal 2009, we incurred a $10.7 million noncash impairment charge for eleven stores.  If our newer stores' operating performance does not improve in the future or our existing stores’ operating performance continues to deteriorate in the future, the carrying value of our stores' assets may not be recoverable in light of future expected cash flows.  Additionally, our newer stores may not mature at a rate in line with our expectations or past experience.  This may result in our need to record additional impairment losses in certain markets where our stores operate and could have a materially adverse effect on our business, financial condition and results of operation.

No assurance can be given that our Board of Directors will be successful in its evaluation of strategic alternatives.

On February 2, 2009, we announced that our Board of Directors had commenced an evaluation of strategic alternatives and retained a financial advisor in this process.  The review process may include such alternatives as raising additional capital, amending or replacing our current bank credit facility, further reducing expenses, or continuing to execute our current operating plan.  No timetable has been set for completion of the review and no assurance can be given that the Board of Directors will have sufficient time to complete its evaluation.  We have no commitment or agreement with respect to any transaction, and there can be no assurance that any transaction will result.

Intense competition in the sporting goods industry could limit our growth and reduce our profitability.

The sporting goods business and the retail environment are highly competitive, and we compete with national, regional and local full-line sporting goods chains, specialty stores, supplier owned stores, discount and department stores, and internet retailers.  A number of our competitors are larger and have greater resources.  No assurance can be given that a diminished competitive environment due to the exit of key competitors throughout the marketplace will allow us to improve our business and increase our overall profitability.

Our future operations may be dependent on the availability of additional financing.

We may not be able to fund our future operations or react to competitive pressures if we lack sufficient funds.  Unexpected conditions could cause us to be in violation of our lender’s operating covenants as occurred in fiscal 2009.  Although we have restructured our bank credit facility and we believe we have sufficient cash available through our bank credit facilities and cash from operations to fund existing operations for the foreseeable future, we cannot be certain that additional financing will be available in the future if necessary.

Because our stores are concentrated in the western portion of the United States, we are subject to regional risks.

Currently, most of our stores are located in Southern California and the remaining are located in Northern California, Central California, Nevada, Arizona and Utah.  Accordingly, we are subject to regional risks, such as the economy, weather conditions, natural disasters and government regulations.  For example, warm Winter weather in the resorts frequented by our customers has affected sales in the most recent fiscal year.  When the region suffers an economic downturn, such as the mortgage crisis which has been especially strongly felt in California, Arizona and Nevada, or when other adverse events occur, historically there has been an adverse effect on our sales and profitability.  In addition, many of our vendors rely on the Ports of Los Angeles and Long Beach to process our shipments.  Any disruption or congestion at the ports could impair our ability to adequately stock our stores. Several of our competitors operate stores across the United States and, thus, are not as vulnerable to such regional risks.

If we are unable to predict or react to changes in consumer demand, we may lose customers and our sales may decline.

If we fail to anticipate changes in consumer preferences, we will experience lower net sales, higher inventory markdowns and lower margins.  Products may or may not appeal to a broad range of consumers whose preferences cannot be predicted with certainty. These preferences are also subject to change.  Specialty sporting goods are often subject to short-lived trends, such as the short-lived popularity of wheeled footwear.  Apparel is significantly influenced by the latest fashion trends and styles.  Our success depends upon the ability to anticipate and respond in a timely manner to trends in specialty merchandise and consumers’ participation in sports on an individual market basis. Failure to identify and respond to these changes may cause net sales to decline. In addition, because we generally make commitments to purchase products from vendors up to nine months in advance of the proposed delivery, misjudging the market may cause us to over-stock unpopular products and force inventory markdowns that could have a negative impact on profitability, or cause us to have insufficient inventory of a popular item that can be sold at full markup.

Failure to protect the integrity and security of our customers’ information could expose us to litigation and materially damage our standing with our customers.

The increasing costs associated with information security — such as increased investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud — could cause our business and results of operations to suffer materially.  While we are taking significant steps to protect customer and confidential information, there can be no assurance that advances in computer capabilities or other developments will prevent the compromise of our customer transaction processing capabilities and personal data.  More specifically, as Action Pass, our customer relationship program, continues to grow, our exposure and risk increase as well.  If any such compromise of our information security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition and may increase the costs we incur to protect against such information security breaches.

As a result of the current economic downturn, we have delayed opening new stores.  Continued growth is uncertain and subject to numerous risks.

Since our inception, we have experienced periods of rapid growth.  No assurance can be given that we will be successful in maintaining or increasing our sales in the future.  Any future growth in sales will require additional working capital and may place a significant strain on our management, information systems, inventory management and distribution facilities.  Any failure to timely enhance our operating systems, or unexpected difficulties in implementing such enhancements, could have a material adverse effect on our results of operations.

In addition, growth depends on a strategy of opening new, profitable stores in existing markets and in new regional markets.  The ability to successfully implement this growth strategy could be negatively affected by any of the following:

•	suitable sites may not be available for leasing;

•	we may not be able to negotiate acceptable lease terms;

•	we might not be able to hire and retain qualified store personnel; and

•	we might not have the financial resources necessary to fund our expansion plans.

We face additional challenges in entering new markets, including consumers’ lack of awareness of the Company, difficulties in hiring personnel and problems due to our unfamiliarity with local real estate markets and demographics. New markets may also have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. To the extent that we are not able to meet these new challenges, sales could decrease and operating costs could increase. Furthermore, a decline in our overall financial performance, increased rents or any other adverse effects arising from the commercial real estate market in our geographical markets may adversely affect our current growth plan.  There can be no assurance that we will possess sufficient funds to finance the expenditures related to a growth plan, that new stores can be opened on a timely basis, that such new stores can be operated on a profitable basis, or that such growth will be manageable.

If we lose key management or are unable to attract and retain talent, our operating results could suffer.

We depend on the continued service of our senior management.  The loss of the services of any key employee could hurt our business.  Also, our future success depends on our ability to identify, attract, hire, train and motivate other highly skilled personnel.  Failure to do so may adversely affect future results.

Seasonal fluctuations in the sales of sporting goods could cause our annual operating results to suffer.

Our sales volume increases significantly during the Holiday season as is typical with other sporting goods retailers.  In addition, our product mix has historically emphasized cold weather sporting goods increasing the seasonality of our business.  In recent years, our third fiscal quarter, which includes the Holiday season, represented approximately 30% of our annual net sales.  Winter-related products represent approximately 16% of our annual net sales and have ranged from 25% to 31% of our fourth fiscal quarter.  We anticipate this seasonal trend in sales will continue.  The operating results historically have been influenced by the amount and timing of snowfall at the resorts frequented by our customers.  An early snowfall often has influenced sales because it generally extends the demand for Winter apparel and equipment, while a late snowfall may have the opposite effect. Suppliers in the ski and snowboard industry require us to make commitments for purchases of apparel and equipment by early Spring for Fall delivery, and only limited quantities of merchandise can be reordered during the Fall.  Consequently, we place our orders in the Spring anticipating snowfall in the Winter.  If the snowfall does not at least provide an adequate base or occurs late in the season, or if sales do not meet projections, we may be required to mark down our Winter apparel and equipment.

Our quarterly operating results may fluctuate substantially, which may adversely affect our business.

We have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter.  We believe that the factors which influence this variability of quarterly results include general economic and industry conditions that affect consumer spending, changing consumer demands, the timing of our introduction of new products, the level of consumer acceptance of each new product, the seasonality of the markets in which we participate, the weather and actions of competitors.  Accordingly, a comparison of our results of operations from period to period is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance.

Declines in the effectiveness of marketing could cause our operating results to suffer.

Our marketing campaigns historically relied on direct mail, radio, newspaper, magazines and more recently, email and the internet.  Also our marketing leverage has been boosted by vendor payments under cooperative marketing arrangements as well as vendor participation in sponsoring events, clinics and athletes’ appearances.  Our recent strategy shift significantly enhanced our online presence with a complete redesign of sportchalet.com and new initiatives focused on driving consumers to the new website and building ongoing relationships with our Action Pass customers.  We are directly marketing to individual customers based on their personal shopping information through the customer relationship program.  No assurance can be given that our recent shift in marketing strategy will be successful in connecting with our customers, capturing additional market share through a fully integrated online and offline shopping experience, and raising familiarity with Sport Chalet.  We are relatively new to and have fewer resources than our competitors in the ecommerce arena and our results may not be consistent with our expectations.  In addition, no assurance can be given that what we learn from our Action Pass members about their shopping preferences and patterns will increase our ability to apply this learning to decisions about assortments, category adjacencies, and other marketing initiatives across our entire network of stores.

Problems with our information systems could disrupt our operations and negatively impact our financial results.

Our ability to successfully manage inventory levels and our centralized distribution system largely depends upon the efficient operation of our computer hardware and software systems.  We use management information systems to track inventory information at the store level, replenish inventory from our warehouse, and aggregate daily sales information among other things.  These systems and our operations are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•
power loss, computer systems failures, internet and telecommunications or data network failure, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data and similar events; and

•	computer viruses, penetration by hackers seeking to disrupt operations or misappropriate information and other breaches of security.

We seek to minimize these risks by the use of backup facilities and redundant systems.  Nevertheless any failure that causes an interruption in our operations or a decrease in inventory tracking could result in reduced net sales.

We are controlled by our Founder and management, whose interests may differ from other stockholders.

At October 2, 2009, Norbert Olberz, our founder, Craig Levra, our Chairman and Chief Executive Officer, and Howard Kaminsky, our Chief Financial Officer, owned approximately 21%, 33% and 12%, respectively, of the voting power of the Company’s outstanding voting Class A and Class B Common Stock.  Messrs. Olberz, Levra and Kaminsky effectively have the ability to control the outcome on all matters requiring stockholder approval, including, but not limited to, the election and removal of directors, and any merger, consolidation or sale of all or substantially all of the Company’s assets, and to control the Company’s management and affairs.  Transactions may be pursued that could enhance Messrs. Olberz, Levra and Kaminsky’s interests in the Company while involving risks to the interests of the Company’s other stockholders, and there is no assurance that their interests will not conflict with the interests of the Company’s other stockholders.

The price of our Class A Common Stock and Class B Common Stock may be volatile.

Our Class A Common Stock and Class B Common Stock are thinly traded making it difficult to sell large amounts.  The market prices of our Class A Common Stock and Class B Common Stock are likely to be volatile and could be subject to significant fluctuations in response to factors such as quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, additions or departures of key personnel, future sales of Class A Common Stock and Class B Common Stock and stock volume fluctuations.  Also, general political and economic conditions such as a recession or interest rate fluctuations may adversely affect the market price of our Class A Common Stock and Class B Common Stock.

Provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

At October 2, 2009, Norbert Olberz, our founder, Craig Levra, our Chairman and Chief Executive Officer, and Howard Kaminsky, our Chief Financial Officer, owned approximately 21%, 33% and 12%, respectively, of the voting power of the Company’s outstanding voting Class A and Class B Common Stock.  The holder of a share of Class B Common Stock is entitled to one vote on each matter presented to the stockholders whereas the holder of a share of Class A Common Stock has 1/20th of one vote on each matter presented to the stockholders.  Subject to the Class A protection provisions described below, Messrs. Olberz, Levra and Kaminsky will be able to sell shares of Class A Common Stock and use the proceeds to purchase additional shares of Class B Common Stock, thereby increasing their collective voting power.  Subject to the prohibition on the grant, issuance, sale or transfer of Class B Common Stock to Messrs. Levra and Kaminsky, the Company will also be able to issue Class B Common Stock (subject to the applicable rules of the NASD and the availability of authorized and unissued shares of Class B Common Stock) to persons deemed by the Board of Directors to be preferable to a potential acquirer, thereby diluting the voting power of that potential acquirer.  The Class A protection provisions in the Company's Certificate of Incorporation could also make acquisition of voting control more expensive by requiring an acquirer of 10% or more of the outstanding shares of Class B Common Stock to purchase a corresponding proportion of Class A Common Stock.

The Company's Certificate of Incorporation contains certain other provisions that may have an "anti-takeover" effect.  The Company's Certificate of Incorporation does not provide for cumulative voting and, accordingly, a significant minority stockholder could not necessarily elect any designee to the Board of Directors.  As a result of these provisions in the Company's Certificate of Incorporation, stockholders of the Company may be deprived of an opportunity to sell their shares at a premium over prevailing market prices and it would be more difficult to replace the directors and management of the Company.

We may be subject to periodic litigation that may adversely affect our business and financial performance.

We may be subject to lawsuits resulting from injuries associated with the use of the products or services we sell, employment matters or violations of government regulations. There is a risk that claims or liabilities will exceed our insurance coverage.  In addition, we may be unable to retain adequate liability insurance in the future.  An unfavorable outcome or settlement in any such proceeding could, in addition to requiring us to pay any settlement or judgment amount, increase our operating expense as a consequence and cause damage to our reputation.

Changes in accounting standards and subjective assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, such as revenue recognition; lease accounting; the carrying amount of property and equipment, inventories and deferred income tax assets are highly complex and may involve many subjective assumptions, estimates and judgments by management. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance.

Terrorist attacks or acts of war may harm our business.

Terrorist attacks may cause damage or disruption to our employees, facilities, information systems, vendors and customers, which could significantly impact net sales, costs and expenses and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility may cause greater uncertainty and cause us to suffer in ways that we currently cannot predict. Our geographical focus in California, Nevada, Arizona and Utah may make us more vulnerable to such uncertainties than other comparable retailers who may not have similar geographical concentration.

We rely on one distribution center and any disruption could reduce our sales.

We currently rely on a single distribution center in Ontario, California. Any natural disaster or other serious disruption to this distribution center due to fire, earthquake or any other cause could damage a significant portion of our inventory and could materially impair both our ability to adequately stock our stores and our sales and profitability.

We may pursue strategic acquisitions, which could have an adverse impact on our business.

We may from time to time acquire complementary companies or businesses. Acquisitions may result in difficulties in assimilating acquired companies, and may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to successfully integrate operations that we acquire, including their personnel, financial systems, distribution, operations and general store operating procedures. If we fail to successfully integrate acquisitions, our business could suffer. In addition, the integration of any acquired business, and their financial results, into ours may adversely affect our operating results. We currently do not have any agreements with respect to any such acquisitions.

Our comparable store sales will fluctuate and may not be a meaningful indicator of future performance.

Changes in our comparable store sales results could affect the price of our Class A Common Stock and Class B Common Stock. A number of factors have historically affected, and will continue to affect, our comparable store sales results, including: competition, our new store openings and remodeling, general regional and national economic conditions, actions taken by our competitors, consumer trends and preferences, changes in the shopping centers in which we are located, new product introductions and changes in our product mix, timing and effectiveness of promotional events, lack of new product introductions to spur growth in the sale of various kinds of sports equipment, and weather. Our comparable store sales may vary from quarter to quarter, and an unanticipated decline in revenues or comparable store sales may cause the price of our Class A Common Stock and Class B Common Stock to fluctuate significantly.

Global warming could cause erosion of both our Winter and Summer seasonal businesses over a long-term basis.

Changes to our environment, whether natural or man made, could cause significant disruption in both air temperature and snowfall, limiting our ability to capitalize on one of our core competencies-the Winter business.  In addition, lack of proper snowfall could have a negative impact on our fishing and lake-focused water sports businesses, as these rely on streams, rivers, and lakes to be at adequate depth and clarity in order to provide enjoyable experiences for our customers.

THE OFFER

1.	Eligibility.

You are an "eligible employee" if you are an employee of Sport Chalet or one of our subsidiaries on the date hereof and you remain employed by us or one of our subsidiaries through the cancellation date.  You are not eligible to participate if you have received notice of termination of employment from Sport Chalet, or if you have given notice of termination of employment to Sport Chalet, prior to the cancellation date.  Our Chief Executive Officer, Chief Financial Officer and members of our Board of Directors are not eligible to participate in the offer.  Our executive officers and members of our Board of Directors are listed on Schedule A to this exchange offer.

To receive a new option, you must remain continuously employed by us or one of our subsidiaries or a successor entity through the new option grant date, which is the date on which the new options are granted, and which generally will be the first business day after the expiration date.  If we do not extend the offer, we presently expect that the new option grant date will be November 6, 2009.  Your employment with Sport Chalet or one of our subsidiaries will remain "at-will" and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

Subject to the terms and conditions of the offer, we will accept properly tendered outstanding, unexercised options held by eligible employees with exercise prices equal to or greater than $2.38 per share that were granted under our 1992 Incentive Award Plan or our 2004 Equity Incentive Plan, as amended, and exchange them for new options.

You must tender all or none of your eligible options that were granted on a particular date.  You may not elect to tender only a portion of your eligible options that were granted on a particular date, but you may tender all of your eligible options granted on one date but none of your eligible options granted on another date.

Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  We are not otherwise accepting partial tenders of options.  However, you may elect to exchange the remaining portion of an option that you have partially exercised.  As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant, or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option granted on January 10, 2002, to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option granted on February 20, 2003 to purchase 1,000 shares, and (3) an eligible option granted on March 30, 2004 to purchase 2,000 shares, you may elect to exchange:

•	your first option covering 300 remaining unexercised shares,
•	your second option covering 1,000 shares,
•	your third option covering 2,000 shares,
•	any two of these three options,
•	all three of your options, or
•	none of these options.

These are your only choices in the above example.  You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, or to exchange the second and third options with respect to less than all of the shares covered by such option.

Subject to the terms of this exchange offer, and upon our acceptance of your properly tendered options, your old options will be cancelled and we will issue you new options to purchase a new number of shares of our Class A Common Stock.  The number of shares underlying your new options will be based on an exchange ratio of 2:1.  For example, if you surrender options to purchase 100 shares of Class A Common Stock, you would receive new options to purchase 50 shares of Class A Common Stock.

Your new options will be granted on the first business day after the expiration date.  Fractional shares will be rounded up to the nearest whole share on a grant-by-grant basis.  The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the expiration date.

All new options will be granted under and subject to the terms of the 2004 Equity Incentive Plan, and to a new option agreement between you and us.  You should note that you may be granted new options under a stock plan which is different from the plan under which the exchanged options were granted and, therefore, the terms of the new options may be different from the terms of the options you exchange.  As a result, we urge you to carefully review Section 9 below for a discussion of the terms of the 2004 Equity Incentive Plan.

The form of option agreement for the new options under our 2004 Equity Incentive Plan is filed as an exhibit or incorporated by reference to the Schedule TO with which this offer to exchange has been filed.

Your new options will be granted as nonqualified stock options for U.S. federal income tax purposes.  See Section 14 below.

The expiration date for the offer will be 5:00 p.m., Pacific Time, on November 6, 2009, unless we extend the offer.  We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires.  See Section 15 below for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We issued the outstanding options to:

•	encourage our employees to act as owners, helping to align their interests with those of our stockholders and promote the success of our business;

•	motivate our employees with additional performance incentives, and

•	retain our employees.

The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business.  Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Class A Common Stock, which options commonly are referred to as being "underwater."  By making this offer to exchange outstanding options for new options that will have an exercise price equal to the closing price of our Class A Common Stock as reported on the Nasdaq Stock Market on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.  We believe this will create better performance incentives for employees and thereby maximize stockholder value.  If the price of our Class A Common Stock increases after the date on which your options are tendered, and you do not withdraw those options, your tendered options might have been worth more that the new options that you would receive in exchange since your tendered options may have had a lower exercise price than your new options.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF SPORT CHALET.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE, ONE OR BOTH OF THE VESTING DATES, OR THEREAFTER.

We believe that the structure of the offer, including an exchange ratio that is less than one-for-one, strikes a balance between the interests of the employees and the interests of the stockholders of Sport Chalet by attempting to minimize the future dilutive impact of our ongoing stock option programs and make the aggregate value of the cancelled options with an exercise price equal to or greater than $2.38 per share equivalent to the aggregate value of the new options with a potentially lower exercise price.

We chose to make this offer instead of simply granting more options for a number of reasons.  Because of the large number of underwater options, granting additional options covering the same aggregate number of shares of Class A Common Stock as the outstanding eligible options could have a negative and dilutive impact on our stockholders and would require us to recognize additional compensation charges against the Company's earnings.

Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Sport Chalet or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

•	any other material change in our corporate structure or business;

•	our Class A Common Stock being delisted from the Nasdaq Stock Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our Class A Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•	any change in our Charter or Bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer and elect to exchange any of your eligible options, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors.  You must make your own decision whether or not to elect to exchange any of your eligible options.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

To validly elect to exchange your options, you must, in accordance with the instructions of the attached election form, properly complete and deliver the election form by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the mailing address below.  We must receive the properly completed election forms before the expiration date.  The expiration date will be 5:00 p.m., Pacific Time, on November 6, 2009, unless we decide to extend the offer.

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011
Attention: Steve Teng

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to the mailing address above by the expiration date.  This new election form must be dated after your original election form and must be properly completed.  This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid.  You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.

However, our receipt of your election form is not by itself an acceptance of the options tendered for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the tendered options.  We may issue this notice by press release, e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be November 6, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options tendered.  Our determination of these matters will be final and binding on all persons.  We reserve the right to reject any election form, or any options elected to be exchanged, that we determine are not eligible, not in appropriate form or are unlawful to accept.  Otherwise, we will accept all properly tendered options that are not validly withdrawn subject to the terms of this offer.  We also reserve the right to waive any of the conditions to the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer.  Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between you and Sport Chalet upon the terms and subject to the conditions of the offer.

In order to implement, administer and manage this offer to exchange, we must collect, receive, possess, use, retain and transfer certain personal information regarding you and your option grants in electronic or other form, and may have to pass that information on to third parties who are assisting with the offer to exchange.  This information may include, but is not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Sport Chalet and/or any of its subsidiaries and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor ("Data").  By submitting an election form, you agree to such collection, receipt, possession, use, retention and transfer of your personal data by and among us, our subsidiaries and the third parties assisting us with the offer to exchange, but only for the purpose of implementing, administering and managing your participation in this offer to exchange.  By submitting an election form, you also acknowledge and agree that:

•	Data may be transferred to any third parties assisting in the implementation, administration and management of the offer to exchange;

•	You may request a list with the names and addresses of any potential recipients of the data by contacting Steve Teng at telephone number (818) 949-5371;

•
Recipients are authorized to collect, receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer to exchange, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the new option (if granted);

•	Data will be held only as long as is necessary to implement, administer and manage your participation in the offer to exchange; and

•
At any time you may view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost.

You can withdraw your consent to the collection, receipt, possession, use, retention and transfer of your data by contacting Steve Teng at telephone number (818) 949-5371.  You should note, however, that if you refuse or withdraw your consent, it may affect your ability to participate in the offer to exchange.

5.	Withdrawal rights and change of election.

You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw any or all of the options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on November 6, 2009.  If we extend the offer beyond that time, you may withdraw such options at any time until the extended expiration of the offer.

To validly withdraw some or all of the options that you previously elected to exchange, you must, in accordance with the instructions of the attached withdrawal form, properly complete and deliver the withdrawal form by e-mail to Steve Teng at steng@sportchalet.com, or by registered mail or courier to the mailing address below in accordance with the procedures listed in Section 4 above, while you still have the right to withdraw the options.

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011
Attention: Steve Teng

You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.  To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to the mailing address above before the expiration date by following the procedures described in Section 4 above.  This new election form must be dated after your original election form and any withdrawal form you have submitted.  It must be properly completed and it must list all of the options you wish to tender for exchange.

If you choose to withdraw all your tendered options, you only need to submit a withdrawal form withdrawing all your options.  However if you choose to withdraw only some of your options, you need to re-submit a new election form listing the eligible options you wish to tender.  You may change your mind as many times as you like but unless you withdraw all your eligible options, you will need to re-submit a new election form listing the eligible options you wish to tender.  You will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form in the manner described above before the expiration date by following the procedures described in Section 4 above.  This new election form must be dated after your original election form.  It must be properly completed and it must list all of the options you wish to tender for exchange.  You will be bound by the last properly submitted election form we receive prior to the expiration date in all cases, except that if you choose to withdraw all your tendered options, you will be bound by the last properly submitted withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

6.	Acceptance of options for exchange and issuance of new options.

Under the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be November 6, 2009.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance for exchange of the tendered options.  We may issue this notice by press release or e-mail or other form of communication.  Subject to our rights to terminate the offer, discussed in Section 15 below, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

Subject to the terms and conditions of this exchange offer, you will be granted a new option on the new option grant date, which will be the first business day after the expiration date.  We expect the new option grant date to be November 6, 2009.

Subject to the terms and conditions of this offer, if your options are properly elected to be exchanged, and are not validly withdrawn, by 5:00 p.m., Pacific Time, on November 6, 2009, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on November 6, 2009, you will be granted a new option on November 6, 2009.  If we accept and cancel options properly tendered for exchange after November 6, 2009, the date on which the new options will be granted will be similarly delayed.

Subject to the terms of the offer and upon our acceptance of your properly tendered options, you will be entitled to receive new options to purchase a new number of shares of our Class A Common Stock based on an exchange ratio of 2:1.  Fractional shares shall be rounded up to the nearest whole share on a grant-by-grant basis.  The number of new option shares that you receive will also be subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the expiration date.

If you elect to participate in the exchange offer and your employment terminates for any reason before the new option grant date, your election will be cancelled and you will not receive new options.  If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the exchange offer.  In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.  If you elect to participate in the exchange offer and surrender eligible options for exchange, and if we accept your surrendered options, your new options will be granted on the new option grant date.  If your employment terminates for any reason after the new option grant date, the terms and conditions of any new options granted in the exchange offer will apply.

Options that you choose not to exchange and are not required to be tendered for exchange, or that we do not accept for exchange, retain their current exercise price and will remain outstanding until they are exercised in full or expire by their terms.

7.	Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer), if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been reasonably determined by us to have occurred:

•
there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

•
any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States of America;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States of America;

•
in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index from the date of commencement of the exchange offer;

•
the commencement of a war or other national or international calamity directly or indirectly involving the United States of America, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

•
if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

•	as the term "group" is used in Section 13(d)(3) of the Exchange Act:

•
any person, entity or group acquires more than 5% of our outstanding shares of Class A Common Stock or Class B Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

•
any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Class A Common Stock or Class B Common Stock constituting more than 2% of the outstanding shares of such class; or

•
any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of Class A Common Stock or Class B Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

•
there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer;

•
a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding Class A Common Stock or Class B Common Stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

•
any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

•
any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 above for a description of the contemplated benefits to Sport Chalet of the exchange offer).

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to the offer are for our benefit.  We may assert them in our reasonable discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our reasonable discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

Our Class A Common Stock is traded on the Nasdaq Stock Market under the symbol "SPCHA."  On October 2, 2009, the closing sale price of the Class A Common Stock on the Nasdaq Stock Market was $1.80.

Price Range of Class A Common Stock

(Closing Prices in Dollars)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Fiscal Year	High	Low	High	Low	High	Low	High	Low
2010 (through October 2, 2009)	$2.50	$0.17	$2.17	$1.23	$1.93	$1.67	__	__
2009	5.63	4.20	4.75	2.91	2.70	0.30	$0.50	$0.60
2008	11.39	9.82	10.90	8.85	9.02	5.41	7.25	4.38
2007	8.45	7.46	9.43	7.80	10.48	7.86	10.89	8.90

We recommend that you evaluate current market quotes for our Class A Common Stock, among other factors, before deciding whether or not to accept the offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.  All new options will be subject to a new stock option agreement between you and us and to the terms and conditions of the 2004 Equity Incentive Plan.  Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the expiration date, and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options to purchase a new number of shares of our Class A Common Stock based on an exchange ratio of 2:1.

If we receive and accept tenders of all options eligible to be tendered, subject to the terms and conditions of this offer, we would be obligated to grant new options to purchase a total of approximately 517,000 shares of our Class A Common Stock, or approximately 4% of the total shares of our Class A Common Stock outstanding as of October 2, 2009.

The following description summarizes the terms of our 1992 Incentive Award Plan and our 2004 Equity Incentive Plan.  Our statements in this offer to exchange concerning the 1992 Incentive Award Plan and our 2004 Equity Incentive Plan are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans, and the forms of option agreements under the plans.  Please contact Steve Teng at telephone number (818) 949-5371, to receive a copy of the 1992 Incentive Award Plan, the 2004 Equity Incentive Plan and the form of option agreements thereunder.  We will promptly furnish you copies of these documents at our expense.

Description of the 1992 Incentive Award Plan.

The 1992 Incentive Award Plan (the "1992 Plan") became effective in October 1992.  The 1992 Plan authorized the granting of certain incentive awards including stock appreciation rights, non-qualified stock options, incentive stock options, restricted stock, dividend equivalents and performance awards.  The 1992 Plan was amended on August 6, 1998 and August 1, 2002.

Although the 1992 Plan terminated on August 1, 2004, awards outstanding on that date may be exercised or settled after that date in accordance with their terms.

As of October 2, 2009, there were 439,250 shares of Class A Common Stock and 64,000 shares of Class B Common Stock subject to outstanding options granted under the 1992 Plan.

The 1992 Plan provided for the grant of incentive stock options to employees of the Company.  The 1992 Plan also provided for the grant of non-qualified stock options to the Company's officers, employees or consultants.  Incentive stock options may have certain tax advantages for the optionee as compared to non-qualified stock options.  The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's common stock on the date of grant or 110% of such fair market value in the case of an optionee who holds more than 10% of the Company's common stock.  The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Company's common stock on the grant date.  Shares subject to an option granted under the 1992 Plan may be purchased for cash or its equivalent, including shares of common stock.  Options expire ten years after the grant date, with the exception of incentive stock options held by a holder of 10% or more of the outstanding common stock, which expire five years after the grant date.

General Terms of New Options.

The new options will be granted under the 2004 Equity Incentive Plan.  Your new option will be a nonqualified stock option for U.S. income tax purposes.  Because you may be granted new options under a stock plan which is different from the plan under which the tendered options were granted, the terms of any new options you receive may be different from the terms of the options you exchange.  As a result, we urge you to carefully review the discussion of the terms of the 2004 Equity Incentive Plan in this Section 9.  All new options will be subject to a new option agreement between you and Sport Chalet and to the terms and conditions of the 2004 Equity Incentive Plan except as set forth herein.  The terms and conditions of the new options may vary from the terms and conditions of the options exchanged.

Term of Options.  The new options granted under the 2004 Equity Incentive Plan will have a term of six years.

Exercise Price.  Generally, the administrator determines the exercise price at the time the option is granted.  The exercise price per share of the new options will be the closing price reported by the Nasdaq Stock Market for our Class A Common Stock on the new option grant date, which is expected to be November 6, 2009, provided we do not extend the exchange offer.  Accordingly, we cannot predict the exercise price of the new options.  If the price of our Class A Common Stock increases after the date on which your options are tendered, and you do not withdraw those options, your tendered options might have been worth more that the new options that you would receive in exchange since your tendered options may have had a lower exercise price than your new options.

Vesting and Exercise.  Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable.  The administrator generally determines the terms of vesting.  The new options will be subject to a new vesting schedule, regardless of whether the options exchanged were fully or partially vested.  The new options will vest in two equal annual installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date.  This means that all new options will be unvested at the time of grant, regardless of whether the options exchanged were partially or wholly vested.

Description of the 2004 Equity Incentive Plan.

General.  The 2004 Equity Incentive Plan (the "2004 Plan") became effective on August 2, 2004.  Under the 2004 Plan, awards may be granted to employees, directors and consultants of Sport Chalet and its affiliates.  The purpose of the 2004 Plan is to encourage ownership in Sport Chalet by key personnel whose long-term service is considered essential to our continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in our success.

As of October 2, 2009, 69,035 shares of Class A Common Stock and no shares of Class B Common Stock had been issued under the 2004 Plan, 1,274,102 shares of Class A Common Stock and 29,835 shares of Class B Common Stock were subject to outstanding awards, and there were 1,137,671 shares of common stock available for issuance under awards that may be granted in the future.

Administration.  The 2004 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee").  Subject to the provisions of the 2004 Plan, the Committee has a wide degree of flexibility in determining the recipients of awards, the terms and conditions of awards, and the number of shares or amount of cash to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria.  The expenses of administering the 2004 Plan are borne by the Company.

Terms of Awards.  The 2004 Plan authorizes the Committee to enter into options, stock awards, SARs or cash awards with an eligible recipient.  An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

An award granted under the 2004 Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions.  The Committee may grant options that either are intended to be "incentive stock options" as defined under Section 422 of the Internal Revenue Code (the "Code"), or are not intended to be incentive options ("non-qualified stock options").  Incentive stock options may be granted only to employees.

No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant.  In addition, the aggregate fair market value, determined at the time of the grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000.  As a result of Section 162(m) of the Code, and to provide the Committee flexibility in structuring awards, the 2004 Plan states that the aggregate number of shares subject to awards granted under the 2004 Plan during any calendar year to any one recipient shall not exceed 250,000, except that in connection with his or her initial service, an award may be granted conveying an additional 250,000 shares.

If awards granted under the 2004 Plan expire, are canceled or otherwise terminate without being exercised, the common stock not purchased pursuant to the award again becomes available for issuance under the 2004 Plan.  Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effectiveness of the 2004 Plan.

Payment of Exercise Price.  An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by (i) delivering cash, or (ii) delivering previously owned shares of capital stock of the Company or (iii) delivering consideration received by the Company under a broker assisted sale and remittance program, the terms and conditions of which will be determined by the Committee.

Amendment and Termination of the Plan.  The Board of Directors may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason.  However, the Company will obtain stockholder approval for any amendment to the 2004 Plan to the extent required by applicable laws or stock exchange rules.  In addition, without limiting the foregoing, unless approved by the Company's stockholders, no such amendment shall be made that would:  (1) increase the maximum number of shares for which awards may be granted under the 2004 Plan, other than an increase pursuant to a change in the Company's capitalization; (2) reduce the exercise price of outstanding options; or (3) change the class of persons eligible to receive awards under the 2004 Plan.  No such action by the Board of Directors or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the recipient.  Unless terminated earlier, the 2004 Plan shall terminate ten years from the effective date.

Term.  Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effective date.  Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of common stock may be issued pursuant to any award on or after the twentieth anniversary of the effective date.

Terms and Conditions of Stock Awards.  Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.

Terms and Conditions of Cash Awards.  Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the recipient as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.  The maximum amount payable as a cash award that is settled for cash may not exceed $2,000,000.

Performance Goals.  The business criteria on which performance goals are based under the 2004 Plan will be determined on a case-by-case basis by the Committee.  The performance criteria may include (l) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share (pre and after tax); (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders' equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) EBITDA, (24) comparable store sales; (25) labor productivity; (26) gross profit percentage of sales or dollars; (27) inventory turn; (28) new store performance; (29) new store sales; (30) new store profitability; (31) number of new stores opened; and (32) any other similar criteria as may be determined by the Committee.

Adjustments.  If there is any change in the stock subject to the 2004 Plan or subject to any award made under the 2004 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2004 Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2004 Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the stockholders.  In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of, any outstanding awards under the 2004 Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

10.	Information concerning Sport Chalet

General Overview

We a leading operator of 55 full-service, specialty sporting goods stores in California, Nevada, Arizona and Utah, comprising a total of over two million square feet of retail space. As of October 2, 2009, we had 33 locations in Southern California, eight in Northern California, two in Central California, three in Nevada, eight in Arizona and one in Utah. These stores average approximately 41,000 square feet in size. In addition, we have a retail e-commerce store at www.sportchalet.com.

Operating History

In 1959, Norbert Olberz, our founder (the “Founder”), purchased a small ski and tennis shop in La Cañada, California. A focus on providing quality merchandise with outstanding customer service was the foundation of Norbert’s vision. As a true pioneer in the industry, Norbert’s mission was three simple things. To “see things through the eyes of the customer;” “to do a thousand things a little bit better;” and to focus on “not being the biggest, but the best.” Over the last 50 years, Sport Chalet has grown into a chain of 55 specialty sporting goods stores serving California, Nevada, Arizona and Utah.

Our growth had historically focused on Southern California; but since 2001 we have expanded our scope to all of California and to Nevada, Arizona and Utah. Generally, our new stores were located with the intent of strengthening our focus on Southern California or in areas characterized by a large number of housing developments. We opened seven stores in fiscal 2008, 17 stores in the last three years and 25 in the last five years. In fiscal 2009, we opened four new stores, relocated one and re-launched our website. We currently do not anticipate opening new stores or entering into new lease commitments in the near future.

Recent Events

We believe our stores are located in the geographic regions hardest hit by the downturn in the housing and credit markets. Our sales largely depend on the economic environment and level of consumer spending in the geographic regions around our stores. The retail industry historically has been subject to substantial cyclical variation, and a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits in our market areas are having, and may in the future continue to have, a materially adverse effect on our results of operations.

Comparable store sales declined 4.5% for fiscal 2008, 12.4% for fiscal 2009 and 14.7% for the first quarter of fiscal 2010 as we continued to confront a difficult macro-economic environment, which began with weak housing trends and high gasoline prices in our core markets and continued with the financial and credit crisis. As a result of the reduction in comparable store sales for fiscal 2009 and the opening of new stores which have not reached maturity, we incurred a net loss of $3.0 million, or $0.21 per diluted share, for the three months ended June 28, 2009, compared to a loss of $4.5 million, or $0.32 per diluted share, for the comparable period of fiscal 2009.

We have sustained operating losses in eight of the past nine quarters. Comparable store sales for the past eight quarters from the second quarter of fiscal 2008 to the first quarter of fiscal 2010 are -2.2%, -6.9%, -8.8%, -11.1%, -6.7%, -15.4%, -17.7%, and -14.7%, respectively.  In the event sales decline at a rate greater than anticipated to support the loan covenants, we may have insufficient working capital to continue to operate our business as it has been operated, or at all.

As a result of the comparable store sales decline, we are focused on reducing operating expenses and improving liquidity. In October 2008, we began aggressively taking action to address the severe downturn in the macroeconomic environment by examining our practices, assumptions, models and cost structures in an effort to modify our business model to make the Company more efficient, more focused and better able to navigate the difficult environment. We are focused more intently than ever on reducing operating expenses and improving liquidity through the following core initiatives and their savings realized for the first quarter of fiscal 2010 as compared to comparable period of fiscal 2009:

•	Improved inventory management and saved $1.6 million in reduced markdowns. As a result of liquidating aged inventory throughout fiscal 2009, our inventory is fresher and cleaner.

•	Renegotiated lease terms and saved $0.6 million in reduced rent. Based on executed amendments to date, we expect to save over $5.0 million in fiscal 2010 compared to fiscal 2009.

•	Increased payroll efficiency and saved $3.4 million. Based on current trends, we anticipate saving $10.7 million in fiscal 2010.

•	Reduced all expense categories and saved $3.7 million primarily from advertising, professional fees and repairs and maintenance. We anticipate saving $9.4 million in fiscal 2010.

Although no assurance can be given about the ultimate impact of these initiatives or of the overall economic climate, we believe these initiatives, combined with a diminished competitive environment due to the exit or diminished capacity of many key specialty competitors in our marketplace, will better position us for sustainability, viability and positive results in the future as the economy improves. For a detailed discussion of these cost reductions and other initiatives, see “Item 1 – Company Initiatives to Manage Macro-Economic Environment” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

Sport Chalet, Inc. was founded as a California corporation in 1959 and reincorporated in Delaware in 1992.  Our common stock was traded on the Nasdaq Stock Market under the symbol "SPCH" from 1992 to 2005, and our Class A Common Stock and Class B Common Stock have traded on the Nasdaq Stock Market under the symbols "SPCHA" and "SPCHB," respectively, since 2005.  Our principal executive offices are located at One Sport Chalet Drive, La Canada, California 91011, and our telephone number is (818) 949-5300.  Our internet address is www.sportchalet.com.  Information contained on our website does not constitute a part of the offer.  For additional information regarding Sport Chalet, you should also review the materials that we have filed with the SEC and have listed in Section 17.

11.	Interests of directors and officers; transactions and arrangements concerning the options.

The table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under the 1992 Incentive Award Plan and 2004 Equity Incentive Plan, as amended, as of October 2, 2009.  The percentages in the table below are based on the total number of outstanding options under the 1992 Incentive Award Plan and 2004 Equity Incentive Plan, as amended, as of October 2, 2009 to purchase shares of our Class A Common Stock, which is 1,713,752 as of October 2, 2009.  Our Chief Executive Officer, Chief Financial Officer and members of our Board of Directors are not eligible to participate in the offer to exchange.

Name	Position and Offices Held	Number of Shares Covered by Outstanding Options Granted under the Eligible Plans	Percentage of Total Outstanding Options Under the Eligible Plans %

John R. Attwood	Director	18,250	1.1%
Donald J. Howard	Director	27,000	1.6%
Eric S. Olberz	Director	9,500	0.6%
Frederick H. Schneider	Director	18,250	1.1%
Kevin J. Ventrudo	Director	12,000	0.7%
Craig L. Levra	Chairman of the Board, President and Chief Executive Officer	248,750	14.5%
Howard K. Kaminsky	Executive Vice President-Finance, Chief Financial Officer and Secretary	109,750	6.4%
Dennis D. Trausch	Executive Vice President-Growth and Development	174,000	10.2%
Thomas H. Tennyson	Executive Vice President and Chief Merchandising Officer	50,000	2.9%
Tim A. Anderson	Senior Vice President-Retail Operations	108,250	6.3%

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our Class A Common Stock under the plans, or in transactions involving our Class A Common Stock during the past 60 days before and including October 2, 2009:

Options to purchase 2,000 shares of Class A Common Stock were granted to each of our non-employee directors, Messrs. Attwood, Howard, Olberz and Schneider, on September 15, 2009.

12.	Status of options cancelled by us in the offer; accounting consequences of the offer.

Options that we cancel through the offer that were granted under the 1992 Incentive Award Plan will be cancelled and the shares subject to those options will no longer be available for grants of new options or other awards under any plan.  Options that we cancel through the offer that were granted under the 2004 Equity Incentive Plan will be returned to the pool of shares available for grants of options or other awards under the 2004 Equity Incentive Plan.

The option exchange has been structured to avoid additional, material compensation charges against the Company's earnings.  To be cost-neutral, the value of the eligible options surrendered, as calculated immediately prior to their surrender, must be at least equal to the value of the eligible options received by eligible participants in the option exchange.  We use the Black-Scholes option valuation method to estimate the fair value of all options granted under the 1992 Incentive Award Plan and the 2004 Equity Incentive Plan and in valuing the new options to be granted as part of the option exchange.  Some risk of incremental compensation expense does exist if there are fluctuations in the price of our Class A Common Stock or other key inputs to the Black-Scholes option valuation method between the date the option exchange ratio was established and the date the new options are granted.  In addition, there is a possibility that applicable accounting principles could change in the future and require compensation expense for accounting purposes with respect to the new option grants.

Any unrecognized compensation expense from the surrendered options will be recognized prior to the end of the service period of the new options received in the option exchange.  Incremental compensation expense, if any, associated with the new options under the option exchange will be recognized over the service period of the new awards.  Compensation expense for eligible options forfeited due to employees not meeting the applicable service requirements will not be recognized.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, of any Nasdaq Stock Market listing requirements that would be required for the exchange of options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for exchanged options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, which is expected to be November 6, 2009, we will not grant any new options, unless we obtain the necessary license or make the requisite filing.  We are unaware of any such prohibition at this time that cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date you will not receive a grant of new options, the return of cancelled options or any other consideration or payment in exchange for your cancelled options.

14.	Material U.S. federal income tax consequences.

CIRCULAR 230 DISCLAIMER.  THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH TREASURY DEPARTMENT CIRCULAR 230 (21 C.F.R. PART 10).  The following summary is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code, and was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication.  You should seek advice based on your particular circumstances from an independent tax advisor.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax.  This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respect to all categories of option holders.  If you are a subject to taxation in countries other than the United States, whether by reason of nationality, residence or otherwise, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We recommend that you consult with you own advisors to discuss the consequences to you of this transaction.

We believe that if you exchange your eligible options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new options are granted.  We believe that the exchange will be treated as a non-taxable exchange of the existing nonqualified stock options for new nonqualified stock options.  "Nonqualified stock options" are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, to be considered incentive stock options.

The new stock options will be subject to the same tax treatment upon exercise as would have applied to the exchanged options.  Under current law, the grant of the new stock options will not result in taxable income to you.  Generally, when you exercise a nonqualified option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as compensation income to you.  We will be entitled to a deduction equal to the amount of compensation income taxable to you, subject to the limitations imposed by the Internal Revenue Code.  If you were an employee at the time of the grant of the option, any income recognized upon exercise of the option will constitute wages for which withholding will be required.  We have designed the exchange of options in a manner intended to comply with Internal Revenue Code Section 409A.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange.  The tax basis of the shares exchanged will be treated as the substituted basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period with respect to the transferred shares.  The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you have paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares (or were treated as holding the shares) for more than one year.  Under current U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 15% if certain requirements are satisfied, and short-term capital gains and ordinary income are generally taxable at a maximum rate of 35%.  State and local taxes may also apply.

If you are a tax resident, or subject to the tax laws, of more than one country, your tax consequences may differ from the U.S. federal income tax consequences summarized above and, in some instances, may not be entirely certain.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, and any foreign tax and social insurance laws that may apply to you.

15.	Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify:  (i) the number of eligible options being sought in the offer or (ii) the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification.

If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to elect to exchange your options:

1.           Annual Report on Form 10-K for our fiscal year ended March 29, 2009, filed with the SEC on June 29, 2009;

2.           Amendment No. 1 to our Annual Report on Form 10-K for our fiscal year ended March 29, 2009, filed with the SEC on July 24, 2009;

3.           Quarterly Report on Form 10-Q for our fiscal quarter ended June 28, 2009, filed with the SEC on August 7, 2009;

4.           Definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on August 21, 2009;

5.           The description of the Class A Common Stock in our Registration Statement on Form 8-A filed with the SEC on September 29, 2005 under Section 12(g) of the Exchange Act; and

6.           All documents subsequently filed as with the SEC, between the date of this offer to exchange and the expiration date.  These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The SEC file number for these filings is 0-20736.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC's Internet site at www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Steve Teng at telephone number (818) 949-5371.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Our summary financial information for the fiscal year ended March 29, 2009 and the fiscal quarter ended June 28, 2009 is attached as Schedule B to this offer to exchange.  The financial information included under Part II, Item 8 in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 and under Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2009 is incorporated herein by reference and is available for review on the SEC's website at www.sec.gov and on our website at www.sportchalet.com.

The book value of each share of common stock of Sport Chalet as of June 28, 2009, was $2.07 (calculated using the book value as of June 28, 2009, divided by the number of outstanding shares of our Class A and Class B Common Stock as of June 28, 2009).  The ratio of earnings to fixed charges for Sport Chalet was -20.1 for the fiscal year ended March 29, 2009, and -4.1 and -10.5 for the three months ended June 28, 2009 and 2008, respectively.  Earnings were insufficient to cover fixed charges by $2.2 million for the fiscal year ended March 29, 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges.  Fixed charges consist of interest expense on indebtedness.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or any other document to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or any other document to which we have referred you.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Sport Chalet, Inc.

October 6, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF SPORT CHALET, INC.

The executive officers and directors of Sport Chalet, Inc. and their positions and offices as of October 6, 2009, are set forth in the following table:

Name	Position and Offices Held

John R. Attwood	Director
Donald J. Howard	Director
Eric S. Olberz	Director
Frederick H. Schneider	Director
Kevin J. Ventrudo	Director
Craig L. Levra	Chairman of the Board, President and Chief Executive Officer
Howard K. Kaminsky	Executive Vice President-Finance, Chief Financial Officer and Secretary
Dennis D. Trausch	Executive Vice President-Growth and Development
Thomas H. Tennyson	Executive Vice President and Chief Merchandising Officer
Tim A. Anderson	Senior Vice President-Retail Operations

The address of each executive officer and director is: c/o Sport Chalet, Inc., One Sport Chalet Drive, La Cañada, California 91011.

The Chief Executive Officer, Chief Financial Officer and members of the Board of Directors are not eligible to participate in this option exchange program.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF SPORT CHALET, INC. AND SUBSIDIARIES

The following table sets forth summary historical consolidated financial information of Sport Chalet, Inc. and subsidiaries.  The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the periods specified:

Summary Consolidated Statements of Operations and Balance Sheets (in thousands, except share amounts)
	Fiscal year ended		Three months ended

	March 29, 2009	March 28, 2008	June 28, 2009	June 29, 2008
Consolidated Statements of Operations

Net sales	$372,652	$402,534	$79,403	$87,120
Loss from operations	$(44,229)	$(4,120)	$(2,403)	$(6,872)
Loss before taxes	$(46,424)	$(5,586)	$(2,984)	$(7,529)
Net loss	$(52,247)	$(3,362)	$(2,984)	$(4,526)
Loss per share:
Basic	$(3.70)	$(0.24)	$(0.21)	$(0.32)
Diluted	$(3.70)	$(0.24)	$(0.21)	$(0.32)
Weighted average number of common shares outstanding:
Basic	14,123	14,075	14,123	14,123
Diluted	14,123	14,075	14,123	14,123

	Fiscal year ended
			Three months ended
	March 29, 2009	March 28, 2008	June 28, 2009
Consolidated Balance Sheets

Total current assets	$93,337	$102,322	$103,927

Total assets	$151,055	$171,315	$158,397

Total current liabilities	$93,752	$63,125	$104,374

Total liabilities	$118,969	$87,346	$129,204

Total stockholders' equity	$32,086	$83,969	$29,193

B-1